CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Income Auto-Callable Securities due 2012	$3,321,000	$385.57

PROSPECTUS Dated December 23, 2008	Pricing Supplement No. 635 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-156423
Dated December 23, 2008	Dated January 25, 2011
Rule 424(b)(2)

$3,321,000
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes
___________________

Contingent Income Auto-Callable Securities due January 31, 2012
Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return

Unlike ordinary debt securities, the Contingent Income Auto-Callable Securities due January 31, 2012 Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the securities, do not guarantee the payment of regular interest or the return of any principal at maturity. Instead, investors will receive a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) only with respect to each quarterly determination date on which the determination index value or the final index value, as applicable, is greater than the downside threshold level of 90% of the initial index value.  However, if on any determination date, the determination index value or the final index value, as applicable, is equal to or less than the downside threshold  level, you will not receive any contingent quarterly payment on the related contingent payment date.  In addition, if the final index value is greater than the initial index value on any of the first three determination dates, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  If the securities are not redeemed prior to maturity, you will receive at maturity for each security you hold an amount in cash that will vary depending on the index closing value on the final determination date, and which may be significantly less than the stated principal amount of the securities and could be zero.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

•	The stated principal amount and original issue price of each security is $1,000.
•
If on any determination date, the determination index value or the final index value, as applicable, is greater than 90% of the initial index value, which we refer to as the downside threshold level, we will pay a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) per security on the related contingent payment date.

•
If on any determination date, the determination index value or the final index value, as applicable, is less than or equal to the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

º	The determination dates are April 26, 2011, July 26, 2011, October 26, 2011 and January 26, 2012 (the final determination date).
º
The contingent payment date with respect to each determination date other than the final determination date is the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

•
If the final index value is greater than the initial index value on any of the first three determination dates, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date. The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.

•	At maturity, if the securities have not previously been redeemed, you will receive for each security that you hold an amount of cash equal to:
º	if the final index value is greater than the downside threshold level, (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date, or
º	if the final index value is less than or equal to the downside threshold level, (i) the stated principal amount times (ii) the index performance factor.
º
There is no minimum payment on the securities, and you could lose your entire investment.  You will not participate in any appreciation in the underlying commodity index and the return on the securities will be limited to the contingent quarterly payments, if any.

•	The index performance factor is the final index value divided by the initial index value.
•	The determination index value is the index closing value on any determination date other than the final determination date.
•	The initial index value is 666.5028, which is the index closing value on the date we priced the securities for initial sale to the public, which we refer to as the pricing date.
•	The final index value is the index closing value on the final determination date.
•
Investing in the securities is not equivalent to investing directly in the S&P GSCITM Brent Crude Index – Excess Return or the commodities futures contracts that underlie the S&P GSCITM Brent Crude Index – Excess Return.

•
The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events.  No adjustment will be made to any contingent quarterly payment made on that postponed date.

•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482QP2. The ISIN for the securities is US617482QP27.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Notes.”

The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.
__________________________

PRICE $1,000 PER SECURITY
__________________________

	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	$1,000	$15	$985
Total	$3,321,000	$49,815	$3,271,185
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $15.00 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil  except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

No action has been taken to permit an offering of the securities to the public in Hong Kong as the securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

The agent and each dealer represent and agree that they will not offer or sell the securities nor make the securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute this pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to persons in Singapore other than:

(a)  an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b)  an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d)  otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Contingent Income Auto-Callable Securities due January 31, 2012 Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the securities, in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities are medium-term debt securities of Morgan Stanley.  The return on the securities is linked to the performance of the S&P GSCITM Brent Crude Index – Excess Return, which we refer to as the underlying commodity index.  Investors in the securities must be willing to accept the risk of a complete loss of principal, and also be willing to forgo interest payments and potential returns above the contingent quarterly payment, in exchange for the opportunity to receive the contingent quarterly payment if the index closing value on any of the quarterly determination dates is above the downside threshold level.  The securities do not guarantee the return of any principal at maturity and all payments on the securities are subject to the credit risk of Morgan Stanley.

Each security costs $1,000
We, Morgan Stanley, are offering Contingent Income Auto-Callable Securities due January 31, 2012 Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities includes these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.   See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

You will receive a contingent quarterly payment based on the performance of the S&P GSCITM Brent Crude Index – Excess Return
You will receive a contingent quarterly payment of $25.00 (2.50% of the stated principal amount) per security on each contingent payment date but only if the determination index value or the final index value, as applicable, is greater than the downside threshold of 90% of the initial index value on the related determination date.  If, however, the determination index value or the final index value, as applicable, is less than or equal to the downside threshold level on any determination date, you will not receive a contingent quarterly payment on the related contingent payment date.  It is possible that the index could remain below the downside threshold level on each of the determination dates so that you will receive no contingent quarterly payments.  You will not participate in any appreciation in the underlying commodity index and the return on the securities will be limited to the contingent quarterly payments, if any.

We refer to the quarterly payment on the securities as contingent because there is no guarantee that you will receive a payment on any contingent payment date.  Even if the underlying commodity index were to be above the downside threshold level on some determination dates, it may fluctuate below the downside threshold level on others.

The initial index value is 666.5028, which is the index closing value of the underlying commodity index on the day we priced the securities for initial sale to the public, which we refer to as the pricing date.

The downside threshold level is 599.85252, which is 90% of the initial index value.

The determination dates are April 26, 2011, July 26, 2011, October 26, 2011 and January 26, 2012, subject to postponement for non-index business days and certain market disruption events. We also refer to January 26, 2012 as the final determination date. The contingent payment dates are the third business day after each determination date other than the final determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

The maturity date and each contingent payment date may be postponed as a result of the postponement of the related determination date due to non-index business days or certain market disruption events.  No adjustment will be made to any contingent quarterly payment made on that postponed date.

The securities do not guarantee repayment of any principal at maturity
Unlike ordinary debt securities, the securities do not guarantee the repayment of any of the principal at maturity.  As described more fully below, if the securities have not been automatically redeemed prior to maturity and the final index value has declined to or below 90% of the initial index value, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will be a loss of at least 10% on your initial investment and may be zero.   As there is no minimum payment on the securities, you could lose your entire investment.

The securities will be automatically redeemed if the determination index value on any of the first three determination dates is greater than the initial index value
If the determination index value on any of the first three determination dates is greater than the initial index value, the securities will be automatically redeemed for the early redemption payment on the third business day following the related determination date.  The early redemption payment will be an amount of cash equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the determination date.

Each determination date is subject to postponement for non-index business days and certain market disruption events as described under “Description of Securities—Determination Dates.”

If the securities are not redeemed prior to maturity, the payment at maturity will vary depending on the final index value
At maturity, if the securities have not previously been redeemed, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final index value and will be equal to:

•	if the final index value is greater than the downside threshold level, (i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date, or

•	if the final index value is less than or equal to the downside threshold level, (i) the stated principal amount plus (ii) the index performance factor.

where,

index performance factor	=	final index value
initial index value

final index value	=
the official settlement price of the underlying commodity index, as published by the index publisher or its successor, on the final determination date, subject to postponement for non-index business days and certain market disruption events.

initial index value	=	the official settlement price of the underlying commodity index, as published by the index publisher or its successor, on the pricing date.

If the final index value declines to or below the downside threshold level of 90% of the initial index value, you will be exposed to that decline on a 1 to 1 basis and your payment at maturity will be a loss of at least 10% on your initial investment and may be zero.

All payments on the securities are subject to the credit risk of Morgan Stanley.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities upon Early Redemption or at Maturity,” which explain in more detail the possible payouts on the securities on each determination date and at maturity assuming a variety of hypothetical index closing values for each determination date, including the final determination date.  The table does not show every situation that can occur.

You can review the historical values of the underlying commodity index in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-27.  You cannot predict the future value of the underlying commodity index based on its historical values.

Investing in the securities is not equivalent to investing directly in the underlying commodity index or the commodities futures contracts that underlie the underlying commodity index.

You will not participate in any appreciation in the value of the underlying commodity index and the return on the securities will be limited to the contingent quarterly payments, if any.
You will not participate in any appreciation in the value of the underlying commodity index from the initial index value and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than the downside threshold level.  In addition, the automatic early redemption feature may limit the term of your investment to as short as three months.  If the securities are redeemed prior to maturity, you may not be able to reinvest at comparable terms or returns.

Postponement of maturity date
If, due to a market disruption event or otherwise, the final determination date is postponed so that the final determination date falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final determination date as postponed.  See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)), the trustee for our senior securities.  As calculation agent, MSCG has determined the initial index value (and, as a result, the downside threshold level) and will determine the final index value, the determination index value, the contingent quarterly payment, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred and the payment that you will receive upon early redemption or at maturity, if any.

Morgan Stanley & Co. Incorporated will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. Incorporated, our wholly-owned subsidiary, which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated December 23, 2008 and prospectus dated December 23, 2008.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us	You may contact your local Morgan Stanley branch office or call us at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE SECURITIES UPON EARLY REDEMPTION OR AT MATURITY

The following examples illustrate the payout on the securities for a range of index closing values for each of the determination dates and are being provided for illustrative purposes only.

These examples are based on the following terms:

•	hypothetical initial index value: 660
•	hypothetical downside threshold level: 594
•	contingent quarterly payment: $25.00 (2.50% of the stated principal amount)
•	stated principal amount: $1,000 per security

•
In Examples 1 and 2, the closing value of the underlying commodity index fluctuates over the term of the securities and the determination index value is greater than the hypothetical initial index value of 660 on one of the first three determination dates.  Because the determination index value is greater than the initial index value on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination index value on the first three determination dates is less than or equal to the initial index value, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Index Value	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Index Value	Contingent Quarterly Payment	Early Redemption Amount
#1	550	$0	N/A	600	$25	N/A
#2	680	—*	$1,025	550	$0	N/A
#3	N/A	N/A	N/A	792	—*	$1,025
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination index value is greater than the initial index value and the securities are redeemed as a result.

•
In Example 1, the securities are automatically redeemed following the second determination date as the determination index value on the second determination date is greater than the initial index value.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $1,000 + $25 = $1,025

In this example, the early redemption feature limits the term of your investment to as short as 6 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

•
In Example 2, the securities are automatically redeemed following the third determination date as the determination index value on the third determination date is greater than the initial index value.  As the determination index values on the first and third determination dates are greater than the downside threshold level, you receive the contingent payment of $25 with respect to each such determination date.  Following the third determination date, you receive an early redemption amount of $1,025, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying commodity index has appreciated by 20% from their initial index value on the third determination date, you only receive $1,025 per security and do not benefit from such appreciation.

	Example 3			Example 4
Determination Dates	Hypothetical Determination Index value	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Index value	Contingent Quarterly Payment	Early Redemption Amount
#1	590	$0	N/A	590	$0	N/A
#2	550	$0	N/A	600	$25	N/A
#3	500	$0	N/A	500	$0	N/A
Final Determination Date	396	$0	N/A	627	—*	N/A
Payment at Maturity	$600			$1,025
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final index value.

•
In Example 3, the value of the underlying commodity index remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the value of the underlying commodity index.  Your payment at maturity is calculated as follows:

$1,000 × ($396/$660) = $600

In this example, you receive a payment at maturity per security which is significantly less than the stated principal amount.

•
In Example 4, the value of the underlying commodity index decreases to a final index value of 627.  Although the final index value is less than the initial index value, because the final index value is still greater than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$1,000 + $25 = $1,025

 In this example, although the final index value represents a 5% decline from the initial index value, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $1,025 per security at maturity.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity.  Investing in the securities is not equivalent to directly investing in the underlying commodity index or in the commodities futures contracts that underlie the underlying commodity index.  This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus.

The securities do not guarantee the return of any principal at maturity
The terms of the securities differ from those of ordinary debt securities in that we do not guarantee the payment of regular interest or the return of any principal at maturity.  Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than or equal to the downside threshold level, you will be exposed to the decline in the value of the underlying commodity index, as compared to the initial index value, on a 1 to 1 basis and such payment will be a loss of at least 10% on your initial investment and may be zero. As there is no minimum payment on the securities, you could lose your entire investment.

The contingent quarterly payment is based solely on the determination index value or the final index value, as applicable
Whether the contingent quarterly payment will be made with respect to a determination date will be based on the determination index value or the final index value, as applicable.  As a result, you will not know whether you will receive the contingent quarterly payment until the related determination date.  Moreover, because the contingent quarterly payment is based solely on the determination index value on a specific determination date or the final index value, as applicable, if such determination index value or final index value is less than or equal to the downside threshold level, you will not receive any contingent quarterly payment with respect to such determination date, even if the value of the underlying commodity index was higher on other days during the term of the securities.

You will not receive any contingent quarterly payment for any quarterly period where the determination index value is less than or equal to the downside threshold level
A contingent quarterly payment will be made with respect to a quarterly period only if the determination index value is greater than the downside threshold level.  If the determination index value remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

Investors will not participate in any appreciation in the value of the underlying commodity index
Investors will not participate in any appreciation in the value of the underlying commodity index from the initial index value, and the return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination index value or the final index value, as applicable, is greater than the downside threshold level.  It is possible that the value of the underlying commodity index could be at or below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  If you do not earn sufficient contingent quarterly payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

Early redemption risk
The term of your investment in the securities may be limited to as short as three months by the automatic early redemption feature of the securities.  If the securities are redeemed prior to maturity, you will receive no more contingent quarterly payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

Market price influenced	Several factors, some of which are beyond our control, will influence the value of by many unpredictable factors
the securities in the secondary market and the price at which Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market.  We expect that generally the value of the underlying commodity index on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the underlying commodity index, the securities will trade differently from the underlying commodity index.  Factors that may influence the value of the securities include:

•
the value of the underlying commodity index and the price of the index contracts that underlie the underlying commodity index, including in relation to the downside threshold level, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•	trends of supply and demand for the index contracts that underlie the underlying commodity index;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity index;

•	the time remaining until the next determination date and the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

You cannot predict the future levels of the underlying commodity index based on its historical levels.  If the securities are not redeemed prior to maturity and the final index value declines to or below the downside threshold level, you will be exposed on a 1 to 1 basis to such decline in the final index value and, as a result, you may lose some or all of your investment at maturity.  There can be no assurance that the securities will be redeemed prior to maturity or that the final index value will be above the downside threshold level such that you will receive at maturity an amount that is greater than the principal amount of your investment.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

An investment in the securities will expose you to concentrated risk to Brent crude oil
The underlying commodity index is composed entirely of crude oil futures contracts included in the S&P GSCITM – Excess Return.  An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single underlying sector.  The price of Brent crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of Petroleum Exporting Countries (OPEC) and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

You can review a table of the published high and low closing values, as well as end-of-quarter closing values, of the underlying commodity index for each calendar quarter in the period from January 1, 2006 through January 6, 2010 and a graph that plots the daily closing values of the underlying commodity index for the same period in this pricing supplement under “Description of Securities—Historical Information.”  You cannot predict the future performance of the underlying commodity index based on its historical performance.  In addition, there can be no assurance that the index closing value will be greater than the downside threshold level on any determination date or that the final index value will be greater than the initial index value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities.  If the final index value has declined to or below 90% of the initial index value, you will receive at maturity an amount that is less, and possibly significantly less, than the amount of your original investment in the securities.

Higher future prices of Brent crude oil futures contracts relative to their current prices may adversely affect the value of the underlying commodity index and the value of the securities
The S&P GSCI™ Brent Crude Index–Excess Return is a sub-index of the S&P GSCI™–Excess Return (“S&P GSCI™–ER”).  It represents only the Brent crude oil component of the S&P GSCI™–ER.  The S&P GSCI™–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P GSCI™–ER, on which the underlying commodity index is based, is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the futures contracts that compose the underlying commodity index approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in January may specify an February expiration.  As time passes, the contract expiring in February is replaced by a contract for delivery in March.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”  However, Brent crude oil may trade in “contango” markets at any given time.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The presence of contango and absence of backwardation in the Brent crude oil markets would result in negative “roll yields,” which would adversely affect the value of the underlying commodity index and, accordingly, the value of the securities.

Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying commodity index and, therefore, the value of the securities.

Adjustments to the underlying commodity index could adversely affect the value of the securities.
The publisher of the underlying commodity index may substitute the commodity futures contracts constituting the underlying commodity index or make other methodological changes that could change the value of the underlying commodity index.  The index publisher may discontinue or suspend calculation or publication of the underlying commodity index at any time. Any of these actions could adversely affect the value of the securities.  Where the underlying commodity index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the underlying commodity index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries have carried out, and will continue to carry out, hedging activities related to the securities (and to other instruments linked to the underlying commodity index), including trading in the commodity futures contracts that underlie the underlying commodity index.  Some of our subsidiaries also trade the commodity futures contracts that underlie the underlying commodity index and other financial instruments related to the underlying commodity index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, as a result, the downside threshold level which is the price above which the underlying commodity index must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not redeemed prior to maturity, in order for you to avoid being exposed to the negative performance of the underlying commodity index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying commodity index on the determination dates and, accordingly, whether the securities are automatically redeemed prior to maturity and, if the securities are not redeemed prior to maturity, the payout to you at maturity.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG has determined the initial index value (and, as a result, the downside threshold level) and will determine the final index value, the determination index value, the contingent quarterly payment, if any, due to you with respect to each determination date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, and, if the securities are not redeemed prior to maturity, will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the index closing value in the event of a market disruption event, may adversely affect the payout to you on the securities. See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Not equivalent to investing in the underlying commodity index	Investing in the securities is not equivalent to investing in the underlying commodity index or the futures contracts that underlie the underlying commodity index.

The U.S. federal income tax consequences of an investment in the securities are uncertain
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “United States Federal Taxation” in this pricing supplement, you agree with us to treat each security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

 DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $1,000 Stated Principal Amount of our Contingent Income Auto-Callable Securities due January 31, 2012 Based on the Performance of the S&P GSCITM Brent Crude Index – Excess Return.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$3,321,000

Pricing Date	January 25, 2011

Original Issue Date (Settlement Date)	January 28, 2011 (3 Business Days after the Pricing Date).

Maturity Date	January 31, 2012, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be the second Business Day following such final Determination Date as postponed.  See “––Determination Dates” below.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	617482QP2

ISIN	US617482QP27

Denominations	$1,000 and integral multiples thereof

Underlying Commodity Index	S&P GSCI Brent Crude Index – Excess Return (the “Index”). For more information on the Underlying Commodity Index, see “––The S&P GSCITM Brent Crude Index – Excess Return” below.

Index Publisher	Standard & Poor’s Financial Services LLC and any successor publisher thereof (“S&P”).

Contingent Quarterly Payment
If on any Determination Date, the Determination Index Value or the Final Index Value, as applicable, is greater than the Downside Threshold Level, we will pay a Contingent Quarterly Payment of $25.00 (2.50% of the Stated Principal Amount) per Security on the related Contingent Payment Date.

Determination Index Value	The Index Closing Value on any Determination Date other than the final Determination Date.

Early Redemption
If, on any of the first three Determination Dates, the Determination Index Value is greater than the Initial Index Value, we will redeem the Securities, in whole and not in part, for the Early Redemption Payment on the third Business Day following such Determination Date (as may be postponed under “––Determination Dates” below).

In the event that the Securities are subject to Early Redemption, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Determination Date (as may be postponed under “––Determination Dates” below), give notice of the Early Redemption of the Securities, the applicable Early Redemption Payment amount due and the payment date of the  applicable Early Redemption Payment amount to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Contingent Payment Date.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Early Redemption Payment	The Early Redemption Payment will be an amount equal to (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Payment with respect to the related Determination Date.

Contingent Payment Dates
With respect to each Determination Date other than the final Determination Date, the third Business Day after the related Determination Date.  The payment of the Contingent Quarterly Payment, if any, with respect to the final Determination Date, will be made on the Maturity Date.

Record Date	For each Contingent Payment Date, the date one Business Day prior to such Contingent Payment Date.

Payment at Maturity	If the Securities have not been automatically redeemed prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

• if the Final Index Value is greater than the Downside Threshold Level, (i) the Stated Principal Amount plus (ii) the Contingent Quarterly Payment with respect to the final Determination Date;

• if the Final Index Value is less than or equal to the Downside Threshold Level, (i) the Stated Principal Amount times (ii) the Index Performance Factor.

If the Final Index Value declines to or below 90% of the Initial Index Value, you will be exposed to that decline on a 1 to 1 basis and you could lose your entire investment.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash, if any, to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Downside Threshold Level	599.85252, which is 90% of the Initial Index Value

Index Performance Factor	A fraction, the numerator of which is the Final Index Value and the denominator of which is the Initial Index Value, as described by the following formula:

Index Performance Factor	=	Final Index Value
Initial Index Value

Index Closing Value	On any day, the official settlement price of the Underlying Commodity Index, as published by the Index Publisher or its successor on such day.

Reuters and various other third party sources may report the official settlement price of the Underlying Commodity Index. If any such reported price differs from that as determined by the Index Publisher or its successor, the official settlement price published by such Index Publisher or successor will prevail.

Initial Index Value
666.5028, which is the Index Closing Value on the Pricing Date, provided that if the Pricing Date is not an Index Business Day or if a Market Disruption Event occurs on that date, the Initial Index Value will be, subject to the succeeding paragraph below, the Index Closing Value on the next Index Business Day on which no Market Disruption Event occurs.

If there is a Market Disruption Event on the Pricing Date, the Initial Index Value will be determined in accordance with the mechanics described in the second paragraph under “––Determination Dates” below.

If the Initial Index Value as finally published by the Index Publisher, as determined by the Calculation Agent, differs from the Initial Index Value specified in this pricing supplement, we will include the definitive Initial Index Value in an amended pricing supplement.

Final Index Value	The Index Closing Value on the final Determination Date, as determined by the Calculation Agent.

Determination Dates
April 26, 2011, July 26, 2011, October 26, 2011 and January 26, 2012 (the final Determination Date); provided that if any Determination Date is not an Index Business Day, the relevant Determination Date shall be the next succeeding Index Business Day; provided further that if a Market Disruption Event relating to the Underlying Commodity Index or one or more commodity contracts underlying the Underlying Commodity Index (each, an

“index contract”) occurs on any Determination Date, the Index Closing Value for the relevant Determination Date shall be determined in accordance with the next succeeding paragraph.

If a Market Disruption Event relating to the Underlying Commodity Index or any index contract occurs on any Determination Date, the Calculation Agent will calculate the Index Closing Value for such Determination Date using as a price (i) for each index contract that did not suffer a Market Disruption Event on such Determination Date, the official settlement price of such index contract on such Determination Date and (ii) for each index contract that did suffer a Market Disruption Event on such date, the official settlement price of such index contract on the first succeeding Trading Day on which no Market Disruption Event is existing with respect to such index contract; provided that, if a Market Disruption Event has occurred with respect to such index contract on each of the three consecutive Trading Days immediately succeeding any Determination Date, the Calculation Agent will determine the price of such index contract for such Determination Date on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date shall be the arithmetic mean of such quotations.  Quotations of Morgan Stanley & Co. Incorporated (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotes obtained.  If fewer than three quotations are provided as requested, the price of the relevant index contract for the relevant Determination Date shall be determined by the Calculation Agent in its sole discretion (acting in good faith) taking into account any information that it deems relevant.  In calculating the Index Closing Value in the circumstances described in this paragraph, the Calculation Agent shall use the formula for calculating the Underlying Commodity Index last in effect prior to the occurrence of a Market Disruption Event.

Market Disruption Event
Market Disruption Event means, with respect to the Underlying Commodity Index or any index contract, any of a Price Source Disruption, Trading Disruption, Disappearance of Commodity Reference Price, Tax Disruption, Material Change in Formula or Material Change in Content, in each case, as determined by the Calculation Agent.

Price Source Disruption
Price Source Disruption means (i) the temporary failure of the Index Publisher to announce or publish the Index Closing Value (or the value of any Successor Index, if applicable) (or the information necessary for determining the Index Closing Value (or the value of any Successor Index, if applicable)) or (ii) the temporary discontinuance or unavailability of the Underlying Commodity Index.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means (i) the permanent discontinuance of trading in any of the index contracts on the Relevant Exchange, (ii) the disappearance of, or of trading in, any of the commodities underlying the Underlying Commodity Index or (iii) the disappearance or permanent discontinuance or unavailability of the Index Closing Value, notwithstanding the availability of the price source or the status of trading in the relevant futures contracts.

For purposes of this definition, a discontinuance of publication of the Underlying Commodity Index shall not be a Disappearance of Commodity Reference Price if Morgan Stanley Capital Group Inc. (“MSCG”) shall have selected a Successor Index in accordance with “—Discontinuance of the Underlying Commodity Index; Alteration of Method of Calculation.”

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in any of the index contracts on the Relevant Exchange for such contract.

Material Change in Formula	Material Change in Formula means the occurrence since the date of this pricing supplement of a material change in the formula for, or the method of calculating, the Index Closing Value.

Material Change in Content	Material Change in Content means the occurrence since the date of this pricing supplement of a material change in the content, composition or constitution of the Underlying Commodity Index.

Tax Disruption
With respect to any index contract, Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, such index contract (other than a tax on, or measured by reference to overall gross or net income) by any government or taxation authority after the date of this pricing supplement, if the direct effect of such imposition, change or removal is to raise or lower the price of such index contract on any day that would otherwise be a Determination Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Index Business Day	Any day on which the official settlement price of the Underlying Commodity Index is published by the Index Publisher or its successor.

Relevant Exchange	Relevant Exchange means the primary exchange or market of trading for any contract or commodity then included in the Underlying Commodity Index or any Successor Index.

Trading Day	A day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange(s) for the applicable index contracts.

Discontinuance of the Underlying
Commodity Index; Alteration of
Method of Calculation
If, following the Original Issue Date, the Index Publisher discontinues publication of the Underlying Commodity Index and the Index Publisher or another entity (including MSCG or MS & Co.) publishes a successor or substitute index that MSCG, as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Underlying Commodity Index (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on the Index Business Day that any Index Closing Value is to be determined.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Securities, within three Business Days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the Securities, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If, following the Original Issue Date, the Index Publisher ceases to publish the Underlying Commodity Index and no other entity undertakes to publish a commodity index using the same methods of computation and the same composition of futures contracts as in effect immediately prior to such cessation, then the Index Closing Value will be calculated by the Calculation Agent in accordance with the formula used to calculate the Underlying Commodity Index and composition of the futures contracts of the Underlying Commodity Index on the last day on which the Underlying Commodity Index was published.

If the Index Publisher changes its method of calculating the Underlying Commodity Index in any material respect that the Calculation Agent determines, in its sole discretion, not to be a Material Change in Formula, the Calculation Agent may make adjustments necessary in order to arrive at a calculation of value comparable to the Underlying Commodity Index as if such changes or modifications had not been made and calculate any Index Closing Value in accordance with such adjustments.  Notwithstanding these alternative arrangements, discontinuance of the publication of the Underlying Commodity Index may adversely affect the value of the Securities.

Book Entry Note or
Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))

Agent	Morgan Stanley & Co. Incorporated (MS & Co.)

Calculation Agent	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Index Value, the Final Index Value, the Determination Index Value, the Contingent Quarterly Payment, if any, due to you with respect to each Determination Date, whether the Securities will be redeemed following any Determination Date, whether a Market Disruption Event has occurred, and, if the Securities are not redeemed prior to maturity, the amount of cash, if any, you will receive at maturity.  See “––Market Disruption Event” below.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities (the “Acceleration Amount”) shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated as if the date of such acceleration were the final Determination Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Securities, if any, as promptly as possible and in no event later than two Business Days after the date of acceleration.

The S&P GSCITM
Brent Crude Index – Excess Return
We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  Such information reflects the policies of, and is subject to change by, the S&P.  The Index was developed by Standard & Poor’s, a Division of the McGraw-Hill Companies, Inc., and is calculated, maintained and published by S&P.

The Index is a sub-index of the S&P GSCITM-ER.  It represents only the Brent crude oil component of the S&P GSCITM-ER. The value of the Index on any given day is calculated in the same manner as the S&P GSCITM-ER except that (i) the daily contract reference prices, the contract production weight (“CPW”) and roll weights used in performing such calculations are limited to the Brent crude oil futures contracts included in the Index; and (ii) the Index has a separate normalizing constant.

The S&P GSCITM-ER

The S&P GSCITM-ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.  The S&P GSCITM-ER represents the return of a portfolio of commodity futures contracts included in the S&P GSCITM, the composition of which, on any given day, reflects the CPW and “roll weights” of the contracts included in the S&P GSCITM (discussed below).

Value of the S&P GSCITM-ER

The value of the S&P GSCITM-ER on any given day is equal to the product of (i) the value of the S&P GSCITM-ER on the immediately preceding day multiplied by (ii) one plus the contract daily return on the day on which the calculation is made.  The value of the S&P GSCITM-ER is indexed to a normalized value of 100 on January 2, 1970.

Contract Daily Return

The contract daily return on any given day is equal to the sum, for each of the commodities included in the S&P GSCITM, of the applicable daily contract reference price on the relevant contract multiplied by the appropriate CPW and the appropriate “roll weight,” divided by the total dollar weight of the S&P GSCITM on the preceding day, minus one.

The total dollar weight of the S&P GSCITM is the sum of the dollar weight of each of the underlying commodities.  The dollar weight of each such commodity on any given day is equal to (i) the daily contract reference price, (ii) multiplied by the appropriate CPWs and, (iii) during a roll period, the appropriate “roll weights” (discussed below).

The daily contract reference price used in calculating the dollar weight of each commodity on any given day is the most recent daily contract reference price made available by the relevant trading facility, except that the daily contract reference price for the most recent prior day will be used if the exchange is closed or otherwise fails to publish a daily contract reference price on that day.  In addition, if the trading facility fails to make a daily contract reference price available or publishes a daily contract reference price that, in the reasonable judgment of S&P, reflects manifest error, the relevant calculation will be delayed until the price is made available or corrected; provided that, if the price is not made available or corrected by 4:00 P.M. New York City time, S&P may, if it deems such action to be appropriate under the circumstances, determine the appropriate daily contract reference price for the applicable futures contract in its reasonable judgment for purposes of the relevant S&P GSCITM calculation.

The “roll weight” of each commodity reflects the fact that the positions in contracts must be liquidated or rolled forward into more distant contract expirations as they approach expiration.  Since the S&P GSCITM is designed to replicate the performance of actual investments in the underlying contracts, the rolling process incorporated in the S&P GSCITM also takes place over a period of days at the beginning of each month (referred to as the “roll period”).  On each day of the roll period, the “roll weights” of the first nearby contract expirations on a particular commodity and the more distant contract expiration into which it is rolled are adjusted, so that the hypothetical position in the contract on the commodity that is included in the S&P GSCITM is gradually shifted from the first nearby contract expiration to the more distant contract expiration.

If any of the following conditions exists on any day during a roll period, the portion of the roll that would have taken place on that day is deferred until the next day on which such conditions do not exist: (i) no daily contract reference price is available for a given contract expiration; (ii) any such price represents the maximum or minimum price for such contract month, based on exchange price limits; (iii) the daily contract reference price published by the relevant trading facility reflects manifest error, or such price is not published by 4:00 P.M., New York City time (in such event, S&P may determine a daily contract reference price and complete the relevant portion of the roll based on such price, but must revise the portion of the roll if the trading facility publishes a price before the opening of trading on the next day); or (iv) trading in the relevant contract terminates prior to its scheduled closing time.

If any of these conditions exist throughout the roll period, the roll will be effected in its entirety on the next day on which such conditions no longer exist.

The S&P GSCITM

The S&P GSCITM is an index on a production-weighted basket of principal non-financial commodities (i.e., physical commodities) that satisfy specified criteria.  The S&P GSCITM is designed to be a measure of the performance over time of the markets for these commodities.  The only commodities represented in the S&P GSCITM are those physical commodities on which active and liquid contracts are traded on trading facilities in major industrialized countries.  The commodities included in the S&P GSCITM are weighted, on a production basis, to reflect the relative significance (in the view of S&P, in consultation with the Index Advisory Panel, as described below) of such commodities to the world economy. The fluctuations in the value of the S&P GSCITM are intended generally to correlate with changes in the prices of such physical commodities in global markets. The S&P GSCITM has been normalized such that its hypothetical level on January 2, 1970 was 100.  Futures contracts on the S&P GSCITM, and options on such futures contracts, are currently listed for trading on the Chicago Mercantile Exchange.

Set forth below is a summary of the composition of and the methodology currently used to calculate the S&P GSCITM.  The methodology for determining the composition and weighting of the S&P GSCITM and for calculating its value is subject to modification in a manner consistent with the purposes of the S&P GSCITM, as described below.  S&P makes the official calculations of the S&P GSCITM.

The Index Advisory Panel established by S&P to assist it in connection with the operation of the S&P GSCITM generally meets once each year to discuss the composition of the S&P GSCITM.  The Index Advisory Panel may, if necessary or practicable, meet at other times during the year as issues arise that warrant its consideration.

Composition of the S&P GSCITM

In order to be included in the S&P GSCITM a contract must satisfy the following eligibility criteria:

•	The contract must be in respect of a physical commodity and not a financial commodity.

•
The contract must (a) have a specified expiration or term or provide in some other manner for delivery or settlement at a specified time, or within a specified period, in the future; and (b) at any given point in time, be available for trading at least five months prior to its expiration or such other date or time period specified for delivery or settlement; and (c) be traded on a trading facility which allows market participants to execute spread transactions, through a single order entry, between the pairs of contract expirations included in the S&P GSCITM that, at any given point in time, will be involved in rolls to be effected pursuant to the S&P GSCITM.

•
The commodity must be the subject of a contract that is (a) denominated in U.S. dollars and (b) traded on or through an exchange, facility or other platform (referred to as a trading facility) that has its principal place of business or operations in a country which is a member of the Organization for Economic Cooperation and Development and that meets other criteria relating to the availability of market price quotations and trading volume information, acceptance of bids and offers from multiple participants or price providers and accessibility by a sufficiently broad range of participants.

•
The price of the relevant contract that is used as a reference or benchmark by market participants (referred to as the daily contract reference price) generally must have been available on a continuous basis for at least two years prior to the proposed date of inclusion in the S&P GSCITM.

•
At and after the time a contract is included in the S&P GSCITM, the daily contract reference price for such contract must be published between 10:00 A.M. and 4:00 P.M., New York City time, on each business day relating to such contract by the trading facility on or through which it is traded.

•
For a contract to be eligible for inclusion in the S&P GSCITM, volume data with respect to such contract must be available for at least the three months immediately preceding the date on which the determination is made.

•	Contracts must also satisfy volume trading requirements and certain percentage dollar weight requirements to be eligible for inclusion in the S&P GSCITM.

The contracts currently included in the S&P GSCITM are all futures contracts traded on the New York Mercantile Exchange, Inc., the International Petroleum Exchange, the Chicago Mercantile

Exchange, the Chicago Board of Trade, the Coffee, Sugar & Cocoa Exchange, Inc., the New York Cotton Exchange, the Kansas City Board of Trade, the Commodities Exchange, Inc. and the London Metal Exchange.

Calculation of the S&P GSCITM

The value of the S&P GSCITM on any given day is equal to the total dollar weight of the S&P GSCITM divided by a normalizing constant that assures the continuity of the S&P GSCITM over time.

Contract Expirations

Because the S&P GSCITM is composed of actively traded contracts with scheduled expirations, it can only be calculated by reference to the prices of contracts for specified expiration, delivery or settlement periods, referred to as “contract expirations.”  The contract expirations included in the S&P GSCITM for each commodity during a given year are designated by S&P, in consultation with the Index Advisory Panel, provided that each such contract must be an “active contract.”  An “active contract” for this purpose is a liquid, actively traded contract expiration, as defined or identified by the relevant trading facility or, if no such definition or identification is provided by the relevant trading facility, as defined by standard custom and practice in the industry.

If a trading facility deletes one or more contract expirations, the S&P GSCITM will be calculated during the remainder of the year in which such deletion occurs on the basis of the remaining contract expirations designated by S&P.  If a trading facility ceases trading in all contract expirations relating to a particular contract, S&P may designate a replacement contract on the commodity.  The replacement contract must satisfy the eligibility criteria for inclusion in the S&P GSCITM.  To the extent practicable, the replacement will be effected during the next monthly review of the composition of the S&P GSCITM.

License Agreement between S&P
and Morgan Stanley
S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the Securities.  The Corporations make no representation or warranty, express or implied, to the holders of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly, or the ability of the Index to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the Index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the Index which is determined, composed and calculated by S&P without regard to the Licensee or the Securities. S&P has no obligation to take the needs of the Licensee or the owners of the Securities into consideration in determining, composing or calculating the Index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the Securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities have not been passed on by the Corporations as to their legality or suitability.  The Securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE SECURITIES.

Historical Information
The following table sets forth the published high and low Index Closing Values, as well as end-of-quarter Index Closing Values, of the Underlying Commodity Index for each quarter in the period from January 1, 2006 through January 25, 2011.  The related graph plots the daily Index Closing Values for the Underlying Commodity Index in the same period.  The Index Closing Value on January 25, 2011 was 666.5028.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Index Closing Value on each Determination Date will be determined with reference to the official settlement price of the Underlying Commodity Index, as determined pursuant to “––Index Closing Value” above, rather than the prices published by Bloomberg Financial Markets on each such date. The historical performance of the Underlying Commodity Index set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Index Closing Value on any of the Determination Dates. If the Securities are not automatically redeemed prior to maturity and if the Final Index Value has declined to or below the Downside Threshold Level, you will lose some or all of your initial investment at maturity. We cannot give you any assurance that the Securities will be redeemed prior to maturity or that, if the Securities are not redeemed, the Final Index Value will be above the Downside Threshold Level so that at maturity you will receive a payment that is greater than the Stated Principal Amount of the Securities. The Underlying Commodity Index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

S&P GSCITM Brent Crude Index – Excess Return High and Low Index Closing Values and End-of-Quarter Index Closing Values January 1, 2006 through January 25, 2011
	High	Low	Period End
2006
First Quarter	861.6602	747.3957	830.0096
Second Quarter	936.5114	830.0096	905.0875
Third Quarter	947.4770	729.8762	759.1187
Fourth Quarter	759.1187	685.4407	702.1380
2007
First Quarter	739.5484	583.2453	739.5484
Second Quarter	772.1448	700.5182	765.9957
Third Quarter	845.7232	728.5804	836.0778
Fourth Quarter	1,013.6750	809.3849	999.9536
2008
First Quarter	1,140.8240	923.2914	1,077.4320
Second Quarter	1,513.2930	1,075.1720	1,509.9640
Third Quarter	1,574.4010	945.2966	1,039.1281
Fourth Quarter	1,009.7990	369.7040	460.7850
2009
First Quarter	502.7862	353.5982	426.8229
Second Quarter	588.6757	418.7187	561.5999
Third Quarter	603.5893	487.0408	543.6245
Fourth Quarter	620.0170	529.9171	593.2141
2010
First Quarter	622.1772	524.3621	614.4398
Second Quarter	659.2701	509.4711	540.2888
Third Quarter	590.9226	514.8820	581.9815
Fourth Quarter	661.7601	572.1927	661.7601
2011
First Quarter (through January 25, 2011)	687.6960	651.3447	666.5028

S&P GSCITM Brent Crude Index – Excess Return Daily Index Closing Values January 1, 2006 through January 25, 2011

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agents’ commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities at any time in secondary market transactions will likely be significantly lower than the Original Issue Price, since secondary market prices are likely to exclude commissions paid with respect to the Securities and the cost of hedging our obligations under the Securities that will be included in the Original Issue Price. These secondary market prices are also likely to be reduced by the cost of unwinding the related hedging transactions. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the Securities by taking positions in swaps and futures contracts on the index contracts underlying the Underlying Commodity Index.  Such purchase activity could have increased the Initial Index Value above which the Index Closing Value must be on any of the first three Determination Dates in order for the Securities to be automatically redeemed prior to maturity or, if the Securities are not redeemed prior to maturity, in order for the Payment at Maturity to exceed the Stated Principal Amount of the Securities, and, as a result, could increase the Downside Threshold Level above which the Index Closing Value must be on any Determination Date in order for you to receive the Contingent Quarterly Payment with respect to that Determination Date. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling swaps and futures contracts on the index contracts underlying the Underlying Commodity Index or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments on one or more Determination Dates. We cannot give any assurance that our hedging activities will not affect the Index Closing Value and, therefore, adversely affect the value of the Securities, whether the Securities are called early, or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $15.00 for each Security they sell.  After the initial offering of the Securities, the Agent may vary the offering price and other selling terms from time to time.

We expect to deliver the Securities against payment therefor in New York, New York on January 28, 2011, which will be the third scheduled Business Day following the date of this pricing supplement and of the pricing of the Securities.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more

Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or the commodities contracts underlying the Underlying Commodity Index in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Securities may not be offered or sold in the

Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

No action has been taken to permit an offering of the Securities to the public in Hong Kong as the Securities have not been authorized by the Securities and Futures Commission of Hong Kong and, accordingly, no advertisement, invitation or document relating to the Securities, whether in Hong Kong or elsewhere, shall be issued, circulated or distributed which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong other than (i) with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (“SFO”) and any rules made thereunder or (ii) in circumstances that do not constitute an invitation to the public for the purposes of the SFO.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Singapore

The Agent and each dealer represent and agree that they will not offer or sell the Securities nor make the Securities the subject of an invitation for subscription or purchase, nor will they circulate or distribute the pricing supplement or the accompanying prospectus supplement or prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities, whether directly or indirectly, to persons in Singapore other than:

(a) an institutional investor (as defined in section 4A of the Securities and Futures Act (Chapter 289 of Singapore (the “SFA”));

(b) an accredited investor (as defined in section 4A of the SFA), and in accordance with the conditions, specified in Section 275 of the SFA;

(c)  a person who acquires the Securities for an aggregate consideration of not less than Singapore dollars Two Hundred Thousand (S$200,000) (or its equivalent in a foreign currency) for each transaction, whether such amount is paid for in cash, by exchange of shares or other assets, unless otherwise permitted by law; or

(d) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section

408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•	purchase the Securities at their “issue price”; and

•	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;
•	insurance companies;
•	certain dealers and traders in securities, commodities or foreign currencies;
•	investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;
•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
•	regulated investment companies;
•	real estate investment trusts;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or
•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law and subject to the discussion below under “—Tax Consequences to Non-U.S. Holders,” you agree with us to treat each Security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly payment which will be treated as gross income to you at the time received or accrued in accordance with your method of accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or resident of the United States;

• a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Contingent Quarterly Payment. Any contingent quarterly payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged, redeemed or settled.  Any gain or loss recognized should be short-term capital gain or loss unless the U.S. Holder has held the Securities for more than one year at such time.  Additionally, due to the fact that the final Determination Date is not more than one year from the Original Issue Date, it is possible that any loss recognized at maturity could be treated as short-term capital loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).  If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;

• a foreign corporation; or

• a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•  a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or

• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Significant aspects of the tax treatment of each Security are uncertain.  Accordingly, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, regardless of whether the Non-U.S. Holder recognizes overall gain or loss on the Securities.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any contingent quarterly payment and may be filed with the IRS in connection with the payment on the Securities at maturity and the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.